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                                                                   EXHIBIT 10(t)

               [Letterhead of Calbiochem-Novabiochem Corporation]


May 26, 1995



Mr. James G. Stewart
9552 Drumbeat Drive
Huntington Beach, CA  92646

Dear Jim,

I truly enjoyed our discussions the other day and would look forward to us working together in building Calbiochem-Novabiochem International, Inc. (CNI) into a substantial Life Science Company.

CNI is extremely pleased to extend an offer of employment to you as Chief Financial Officer and V.P. of Administration. This position will report to the Chairman and Chief Executive Officer of CNI. Reporting to this position are all worldwide Financial Departments and functions, which includes several subsidiaries and Foreign Sales Centers, as well as Management Information Systems and Human Resources functions. As you know, we plan to expand the CNI platform over time, thus continuing to expand the responsibilities of this role as we move forward.

Your offer of employment entails the following:

         A base salary of $145,000 per annum. CNI's payroll is established on a semi-monthly basis.

         Stock options in the amount of 20,000 shares or approximately 2% of the common stock, exerciseable over a five year period from the official date of your employment. A stock option agreement will accompany this offer letter once agreed upon. The exercise price will be at $1.00 per share, which represents an attractive entry price.

         An annual bonus potential of 35% of base salary. The bonus achievement is reviewed by CNI's Compensation Committee following our audit report, which occurs by the end of February, following the close of our fiscal year. The earn out potential is predicated on achievement of Corporate and personal goals and objectives which are outlined between us at the start of your employment and at the beginning of each subsequent fiscal year.

         All C-N Corporation Medical, Dental and Life Insurance Benefits will start as of your first day of employment. You will be eligible to enroll in CN Corporation's 401K program
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         effective on the first day of your employment. The customary 90 day period is therefore being waived on your behalf.

         You will receive four weeks of annual vacation leave. CN Corporation has instituted a CAL-TIME program which allows employees to manage their total allotment of time. In your case the total comprises: 20 days of vacation, 5 days of sick leave and 11 days of fixed and floating holidays, or 36 days of time available that you and your family can manage at your discretion. This is a feature that has been applauded by our employees.

         With respect to your potential real estate relocation, CNI is prepared to compensate you and your family for the following expenses:

                  All closing costs associated with the sale of your current home.

                  The loan fees associated with the purchase of your new house.

                  The moving costs associated with the transportation of your household goods from Huntington Beach to San Diego.

         A "gross up" of Federal and State withholding tax amounts for the taxable income obligations created by CNI's reimbursement of relocation. The computation of this "gross up" amount shall be net of normally allowable state and federal deductions. We will calculate the gross up amounts over four years but pay the total amount due to you over two years in two installments, so as to avoid a perpetual computation over time.

         In the event of involuntary termination for other than "cause," you will be eligible for salary and benefit continuation as follows:

                  Within the first year of employment     -   4 months
                  By the second year of employment        -   5 months
                  By the third year and thereafter        -   6 months

Jim, I believe that this is an excellent opportunity for you to apply the many skills you already possess and to develop additional ones under the coaching of an Operating type, who carries a few scars after rehabilitating seven businesses in as

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many industries. In addition, our investor groups are solid citizens with patience and good business sense.

Finally, our chemistries mix well and we will have fun doing it. If the above is acceptable, please acknowledge with your signature.

My best regards,



/s/ Stelios B. Papadopoulos
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S.B. Papadopoulos
Chairman and Chief Executive Officer


ACCEPTED:



/s/ James G. Stewart                                        6-1-95
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James G. Stewart                                            Date





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